Exhibit (a)(1)(xiv)

CELL THERAPEUTICS, INC.

Pursuant to the Offer to Exchange Shares of Common Stock and Cash

for Any and All of its Outstanding Convertible Notes

Described in the Table Below (collectively, the “Notes”)

for Shares of Common Stock

Plus a Cash Payment

Plus Accrued and Unpaid Interest Thereon to be Paid in Cash

Title of Securities	Outstanding Principal Amount	CUSIP	Maturity
4% Convertible Senior Subordinated Notes due 2010	$55,150,000	150934AF4	07/01/2010
5.75% Convertible Senior Notes due 2011	$23,000,000	150934AL1 & 150934AM9	12/15/2011
6.75% Convertible Senior Notes due 2010	$7,000,000	150934AH0 & 150934AG2	10/31/2010
7.5% Convertible Senior Notes due 2011	$33,458,000	150934AK3 & 150934AJ6	04/30/2011
9.0% Convertible Senior Notes due 2012	$335,000	150934AN7	03/04/2012

THE EXCHANGE OFFERS HAVE BEEN AMENDED AND RESTATED AND EXTENDED.

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 16, 2009,

UNLESS THE EXCHANGE OFFERS ARE FURTHER EXTENDED.

June 2, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the Amended and Restated Offer to Exchange, dated June 2, 2009 (as amended or supplemented from time to time, the “Offer to Exchange”), and the related Amended and Restated Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (as amended or supplemented from time to time and which, together with the Offer to Exchange and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Exchange Offer Documents”), Cell Therapeutics, Inc., a Washington corporation (the “Company”), is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, no par value (the “Common Stock”), and cash for any and all of its:

(i)	$55,150,000 aggregate outstanding principal amount of 4% Convertible Senior Subordinated Notes due 2010 (the “4% Notes”);

(ii)	$23,000,000 aggregate outstanding principal amount of 5.75% Convertible Senior Notes due 2011 (the “5.75% Notes”);

(iii)	$7,000,000 aggregate outstanding principal amount of 6.75% Convertible Senior Notes due 2010 (the “6.75% Notes”);

(iv)	$33,458,000 aggregate outstanding principal amount of 7.5% Convertible Senior Notes due 2011 (the “7.5% Notes”); and

(v)	$335,000 aggregate outstanding principal amount of 9.0% Convertible Senior Notes due 2012 (the “9.0% Notes”);

upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Exchange, dated June 2, 2009 (the “Offer to Exchange”), the Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), and the other related offering documents (which together, as they may be amended or supplemented from time to time, collectively constitute the “Exchange Offer Documents”).

For each $1,000 principal amount of Notes tendered in each Exchange Offer, holders of such Notes (each, a “Holder”, and together, “Holders”) will receive (i) $134.50 in cash, and (ii) 458 shares of Common Stock (together, the “Exchange Consideration”). Accrued and unpaid interest up to, but not including, the settlement date, on Notes validly tendered and not withdrawn will be paid in cash. The Exchange Consideration will be the same for each Exchange Offer. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at the Company’s expense, promptly after the expiration of the Exchange Offers.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offers in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers set forth in the Offer to Exchange and the Letter of Transmittal.

As of June 1, 2009, an aggregate of approximately $55,150,000 principal amount of the 4% Notes were outstanding, an aggregate of approximately $23,000,000 principal amount of the 5.75% Notes were outstanding, an aggregate of approximately $7,000,000 principal amount of the 6.75% Notes were outstanding, an aggregate of approximately $33,458,000 principal amount of the 7.5% Notes were outstanding, and an aggregate of approximately $335,000 principal amount of the 9.0% Notes were outstanding.

The Company reserves the right, in its sole discretion, to terminate the Exchange Offers upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offers in any respect, subject to applicable law. See Section 10, “Conditions of the Exchange Offers” of the Offer to Exchange.

For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Exchange;

2. Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding; and

3. a letter to clients that you may send to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFERS. HOWEVER, NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR NOTES IN THE EXCHANGE OFFERS. NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFERS. HOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO EXCHANGE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER NOTES.

For Notes to be tendered validly pursuant to the Exchange Offers, DTC’s confirmation of receipt of such Notes pursuant to the procedure for DTC transfer set forth in Section 6 of the Offer to Exchange must be received before 5:00 p.m., New York City time, on Tuesday, June 16, 2009, by the Depositary.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees for soliciting tenders of Notes pursuant to the Exchange Offers. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer Documents to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Financial Advisor or the Depositary for purposes of the Exchange Offers. The Company will pay or cause to be paid all transfer taxes, if any, on its exchange of the Notes except as otherwise provided in the Offer to Exchange or Instruction 7 in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offers should be addressed to U.S. Bank National Association, the Depositary for the Exchange Offers, at (651) 495-4738 or at the address set forth on the back cover of the Offer to Exchange. Requests for additional copies of the enclosed materials should be directed to Georgeson Inc., the Information Agent for the Exchange Offers, at (800) 457-0759 or (212) 440-9800 or at the address set forth on the back cover of the Offer to Exchange.

Very truly yours,

Cell Therapeutics, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE FINANCIAL ADVISOR, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.